Jerold N. Siegan, Esq.

218 N. Jefferson St, Suite 400

Chicago, IL 60661

Direct/Mobile: 312.560.7228

jerry@jnsieganlaw.com

November 28, 2018

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Quantum energy, Inc, Form S-1 Registration Statement (File No. 333-225892)

Ladies and Gentlemen:

I have acted as counsel for Quantum Energy, Inc., a Nevada corporation (the “Company”) in connection with the preparation and filing of a registration statement on Form S-1 (including amendments to the Form S-1) filed with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) relating to the proposed offer and sale (the “Offering”) of 2,000,000 shares of the Company’s common Stock, par value $0.001 per share (the “Common Stock”) by the Company and 23,563,669 shares (the “Secondary Shares”) of Common Stock by the selling stockholders named in the Registration Statement (the “Selling Stockholders”). The Common Stock and the Secondary Shares are hereinafter jointly referred to as the “Common Stock”.

In connection with the opinion contained herein, I have assumed that the shares of Common Stock will be sold in the manner described in the registration statement.

In connection with the opinion contained herein, I have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as I have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons. the authenticity and conformity to original documents of all documents submitted to me as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that: (1) the issuance and sale of the shares of Common Stock has been duly authorized and, when issued and paid for in the manner described in the Registration Statement, the shares of Common Stock will be validly issued, fully paid and non-assessable; and (2) the Secondary Shares of Common Stock have been duly authorized, validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, I express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the Nevada Revised Statutes (based solely upon my review of a standard compilation thereof) as in effect as of the date hereof.  This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under “Legal Matters” in the related Prospectus. In giving the foregoing consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Jerold N. Siegan

Jerold N. Siegan, Esq.